Exhibit 99.1

BISAM GROUP

Consolidated Financial Statements

For the years ended 31 December 2016 and 2015

Independent Auditors’ Report

The Board of Directors

BI-SAM Technologies S.A.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of BI-SAM Technologies S.A. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income and loss, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BI-SAM Technologies S.A. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Paris La Défense, 30 May 2017

KPMG Audit

Division of KPMG S.A.

Stéphanie Ortega

Partner

BISAM Group
Consolidated Statements of Operations
(in € thousands)

		Years ended 31 December
	Notes	2016	2015

Revenue	4	26,478	21,597
Operating expenses
Compensation and benefits	5	19,008	16,989
Commissions		504	250
Purchased services and professional fees		1,884	1,989
Third party data		682	9
Hosting fees		297	377
Sales and marketing		369	291
Rent and office supplies		1,130	1,055
Travel and entertainment		1,087	1,050
Depreciation and amortization		2,147	213
Other		897	1,280
Total operating expenses		28,005	23,501
Operating loss		(1,527)	(1,904)

Other income (expense)
Foreign exchange gains/(losses)		173	(599)
Interest expense		(85)	(20)
Other income		82	1
Other expense		(379)	(45)
Total other income (expense)		(208)	(663)

Loss before income taxes		(1,735)	(2,568)

Income taxes	6	(153)	334
Net loss		(1,581)	(2,902)

BISAM Group

Consolidated Statements of Comprehensive Income/ (Loss)

(in € thousands)

		Years ended 31 December
	Notes	2016	2015
Net loss for the year		(1,581)	(2,902)

Foreign exchange translation adjustment	2	147	(1,153)

Other Comprehensive income/ (loss), net of tax		147	(1,153)

Comprehensive income (loss) for the year		(1,435)	(4,055)

BISAM Group

Consolidated Balance Sheets

(in € thousands)

		31 December
	Notes	2016	2015

Cash and cash equivalents	7	7,145	2,078
Trade receivables, less allowance for doubtful accounts of €0 and €0 in 31 December 2016 and 2015, respectively	8	10,326	1,070
Prepaid expenses		490	316
Prepaid commissions	9	2,008	1,249
Tax receivables and prepayments		1,157	895
Other receivables		22	233
Current assets		21,147	5,841

Property, equipment and leasehold improvements	10	654	630
Intangible assets	11	4,714	134
Goodwill	11	3,992	-
Other assets	12	175	199
Deferred tax assets	6	-	-
Non-current assets		9,535	963
TOTAL ASSETS		30,682	6,803

Accounts payables and accrued expenses	13	1,617	1,698
Accrued compensation and benefits	14	3,469	3,271
Deferred revenue	4	20,981	4,521
Taxes payable		834	285
Short-term debt	15	372	337
Other liabilities		15	15
Current liabilities		27,289	10,127

Long-term debt	15	141	267
Non-current deferred revenue	4	9,541	11,148
Non-current deferred tax liabilities		996	-
Non-current other liabilities	18	172	194
Non-current liabilities		10,850	11,609
Total liabilities		38,139	21,736

Common shares, €1 par value. Authorized, issued and outstanding, 171,784 and 151,293 shares at 31 December 2016 and 2015, respectively		172	151
Preferred shares, €1 par value. Authorized, issued and outstanding, 23,891 and 22,919 shares at 31 December 2016 and 2015, respectively		24	23
Additional paid in capital		9,369	720
Retained earnings and other reserves		(14,276)	(11,614)
Current year net loss		(1,581)	(2,902)
Accumulated other comprehensive income		(1,164)	(1,311)
Shareholders' equity	16	(7,457)	(14,933)

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY		30,682	6,803

BISAM Group

Consolidated Statement of Shareholders' Equity

(in € thousands, except number of shares)

	Common Shares		Preferred Shares			Retained	Accumulated
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid In Capital	Earnings and other reserves	Other Comprehensive Income	Current Year Net Loss	Total
at 1 January 2015	151,293	151	-	-	720	(11,738)	(158)	-	(11,025)
Net Loss - current year	-	-	-	-	-			(2,902)	(2,902)
Other Comprehensive Income	-	-	-	-	-	-	(1,153)	-	(1,153)
Capital increase of Preferred Shares	-	-	22,919	23	-	-	-	-	23
Share and option based compensation	-	-	-	-	-	124	-	-	124
	-	-	-
at 31 December 2015	151,293	151	22,919	23	720	(11,614)	(1,311)	(2,902)	(14,933)
Net Loss - prior year	-	-	-	-	-	(2,902)	-	2,902	-
Net Loss - current year	-	-	-	-	-	-	-	(1,581)	(1,581)
Other Comprehensive Income	-	-	-	-	-	-	147	-	147
Share and option based compensation	-	-	-	-	-	240	-	-	240
Capital increase of Preferred Shares	-	-	972	1	-	-	-	-	1
Capital increase of Common Shares	20,491	20	-	-	8,649	-	-	-	8,670
at 31 December 2016	171,784	172	23,891	24	9,369	(14,276)	(1,164)	(1,581)	(7,457)

BISAM Group

Consolidated Statement of Cash Flows

(in € thousands)

	Years ended 31 December
	2016	2015
Cash flow from operating activities

Net loss	(1,581)	(2,902)
Adjustments to reconcile net loss to net cash provided by operating activities

Depreciation and amortization	2,147	213

Share-based payment expense	240	124

Sub-total	805	(2,565)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:

Trade receivables	(9,148)	842

Allowance for doubtful accounts	-	(222)

Prepaid expenses	(583)	(109)

Deferred expenses	(649)	(446)

Tax receivables and prepayments	551	80

Other receivables	176	(59)

Trade payables	(280)	459

Tax liabilities	150	(143)

Employee-related liabilities	(22)	1,022

Other liabilities	(89)	79

Deferred revenues	12,920	1,852

Working capital variation	3,027	3,356

Net cash flow provided by operating activities	3,832	790

Cash flow used in investing activities

Purchases of property, equipment and leasehold	(136)	(96)

Acquisition of FinAnalytica, net of cash acquired	(6,314)	-

Other investing activities	(127)	60

Net cash flow used in investing activities	(6,576)	(36)

Cash flow from financing activities

Repayments of borrowings	(775)	(472)

Capital increase of Common and Preferred Shares	8,670	22

Dividends paid	-	-

Net cash flow provided by (used in) financing activities	7,895	(449)

Exchange rate impact	(84)	(404)

Net increase (decrease) in cash and cash equivalents	5,067	(99)

Cash and cash equivalents at beginning of year	2,078	2,177
Cash and cash equivalents at year-end	7,145	2,078

Notes to the Consolidated Financial Statements

1)	Organization and Nature of the Business

The BISAM Group is a financial technologies software group operating in the asset management sector of the financial services industry. BI-SAM Technologies SA (the “Company”), the parent, is a private company incorporated and domiciled in Paris, France (43/47 avenue de la Grande Armée, 75016).

The Company’s revenues are derived from license and services for performance and risk analysis.

2)	Summary of Significant Accounting Policies

a.	Basis of Presentation

The Company conducts business globally. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries (the “Group”). All intercompany activity and balances have been eliminated from the consolidated financial statements. The scope of the Group consolidation is set out below:

		% of	% of	Financial	Consolidation Method
Entity	Country	Interest	Control	Year-End	2016	2015
BI-SAM Technologies SA	France	Parent Company
BI-SAM Ltd.	UK	100%	100%	31-Dec	Full	Full
BI-SAM Inc.	USA	100%	100%	31-Dec	Full	Full
BI-SAM (Asia) Ltd.	Hong Kong	100%	100%	31-Dec	Full	Full
BI-SAM (Switzerland) GmbH	Switzerland	100%	100%	31-Dec	Full	Full
BI-SAM (Singapore) Pte Limited	Singapore	100%	100%	31-Dec	Full	Full
BI-SAM (Australia) Pty Limited	Australia	100%	100%	31-Dec	Full	Full
Bravo Consulting*	Bulgaria	100%	100%	31-Dec	Full	N/A
FinAnalytica Inc.*	USA	100%	100%	31-Dec	Full	N/A
* acquired 26 February 2016

The Group financial statements are presented in Euros which is the functional currency of the Company. All values are rounded to the nearest thousand (€000) except where otherwise indicated.

The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The preparation of financial statements requires management to make estimates and assumptions concerning the future. The resulting accounting estimates will therefore not necessarily equate to the actual outcome. Estimates are made by management based on experience and estimates believed to be reasonable expectations of future outcomes. Critical accounting estimates and judgements are made in the following areas:

■	Revenue recognition
■	Carrying value of intangible assets and valuation of goodwill
■	Allocation of purchase price to acquired assets and liabilities
■	Stock based compensation
■	Contingent liabilities
■	Recoverability of deferred tax assets

The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

The Company has evaluated subsequent events through 29 May 2017.

The main accounting policies are presented at the beginning of each note to the consolidated financial statements.

b.	Recently Adopted Accounting Standards

Reporting Discontinued Operations

In April 2014, the FASB issued an accounting standard update that changes the criteria for reporting discontinued operations. Under the accounting standard update, a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has, or will have, a major effect on an entity's operations and financial results when either it qualifies as held for sale, disposed of by sale, or disposed of other than by sale. This accounting standard update was effective for the Company in 2016 and did not have a material impact on its consolidated financial statements.

c.	Recent Accounting Standards or Updates Not Yet Effective

Revenue Recognition

In May 2014 and July 2015, the FASB issued accounting standard updates which provide clarified principles for recognizing revenue arising from contracts with clients and supersedes all authoritative literature for revenue recognition, including industry-specific guidance. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to clients in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. These accounting standard updates will be effective for the Company beginning in 2018. Entities can transition to the standard either with full retrospective or modified retrospective adoption to earlier years presented in their financial statements or with a cumulative-effect adjustment as of the date of adoption. The current accounting treatment, in line with US GAAP and SOP97-2, may evolve with the forthcoming ASC 606 applicable as from 1st January 2018. The Company will analyze the standards effects in 2017 by comparing its historical accounting policies and practices to the requirements of the new standard and identifying potential differences from applying the requirements of the new standard to its contracts.

Going Concern

In August 2014, the FASB issued an accounting standard update that requires management to evaluate and disclose whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern within one year after financial statements are issued. The evaluation and disclosure will be required to be made for both annual and interim reporting periods, if applicable, along with an evaluation as to whether management’s plans alleviate that doubt. This accounting standard update will be effective for the Company in 2017. The Company does not believe this new accounting standard update will have a material impact on its consolidated financial statements.

Income Statement Presentation – Extraordinary and Unusual Items

In January 2015, the FASB issued an accounting standard update that eliminates from GAAP the concept of extraordinary items. This accounting standard update will be effective for the Company beginning in 2017. The standard primarily involves presentation and disclosure and, therefore, is not expected to have a material impact on the Company’s financial condition, results of operations or its cash flows.

Simplification Guidance on Debt Issuance Costs

In April 2015, the FASB issued an accounting standard update which changes the presentation of debt issuance costs in the applicable financial statements. Under the accounting standard update, an entity should present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. This accounting standard update will be effective for the Company beginning in 2017. This new accounting standard update will not have a material impact on the Company’s consolidated financial statements.

In August 2015, the FASB issued an accounting standard update to amend the previous guidance issued in April 2015 and address debt issuance costs related to line-of-credit arrangements. The accounting standard update allows an entity to present debt issuance costs related to a line-of-credit as an asset and subsequently amortize the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the arrangement. This accounting standard update did not impact the effective date of the previously issued guidance and it will not have a material impact on the Company’s consolidated financial statements.

Customers’ Accounting for Cloud Computing Costs

In April 2015, the FASB issued an accounting standard update to provide guidance on a customer’s accounting for cloud computing costs. Under the accounting standard update, a customer must determine whether a cloud computing arrangement contains a software license. If so, the customer would account for the fees related to the software license element in a manner consistent with internal-use software guidance. This new guidance will be effective for the Company beginning in 2017. The Company does not believe this new accounting standard update will have a material impact on its consolidated financial statements.

Simplification of the Accounting for Measurement-Period Adjustments

In September 2015, the FASB issued an accounting standard update to simplify the accounting for measurement-period adjustments related to a business combination. Under the accounting standard update, an acquirer must recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The accounting standard update also requires acquirers to present separately on the face of the income statement, or disclose in the notes, the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. This guidance will be effective for the Company beginning in 2017. The Company does not believe this new accounting standard update will have a material impact on its consolidated financial statements.

Balance Sheet Classification of Deferred Taxes

In November 2015, the FASB issued an accounting standard update to simplify the presentation of deferred taxes on the balance sheet. The accounting standard update will require an entity to present all deferred tax assets and deferred tax liabilities as non-current on the balance sheet. Under the current guidance, entities are required to separately present deferred taxes as current or non-current. Netting deferred tax assets and deferred tax liabilities by tax jurisdiction will still be required under the new guidance. This guidance will be effective for the Company beginning in 2018, with early adoption in fiscal 2017 permitted. The accounting standard update is a change in balance sheet presentation only and, as such, the Company does not believe this new accounting standard update will have a material impact on its consolidated financial statements

Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued an accounting standard update to amend its current guidance on the classification and measurement of certain financial instruments. The accounting standard update significantly revises an entity’s accounting related to the presentation of certain fair value changes for financial liabilities measured at fair value. This guidance also amends certain disclosure requirements associated with the fair value of financial instruments. This guidance will be effective for the Company in 2019. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

Leases

In February 2016, the FASB issued an accounting standard update related to accounting for leases. The guidance introduces a lessee model that requires most leases to be reported on the balance sheet. The accounting standard update aligns many of the underlying principles of the new lessor model with those in the FASB’s new revenue recognition standard. The guidance also eliminates the requirement in current U.S. GAAP for an entity to use bright-line tests in determining lease classification. This accounting standard update will be effective for the Company beginning in 2020, with early adoption in fiscal 2019 permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

Share-Based Payments

In March 2016, the FASB issued an accounting standard update which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as classification in the statement of cash flow. This accounting standard update will be effective for the Company in 2018. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

Cash Flow Simplification

In August 2016, the FASB issued an accounting standard update which simplifies how certain transactions are classified in the statement of cash flows. This includes revised guidance on the cash flow classification of debt prepayments and debt extinguishment costs, contingent consideration payments made after a business combination and distributions received from equity method investments. The guidance is intended to reduce diversity in practice across all industries. This accounting standard update will be effective for the Company beginning in 2019. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

No other new accounting pronouncements issued or effective as of 31 December 2016 have had or are expected to have an impact on the Company’s consolidated financial statements.

d.	Concentration of Risk

Cash and cash equivalents are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear minimal credit risk.

e.	Foreign currencies

Certain wholly owned subsidiaries within Europe, the United States of America, Asia and Australia operate under a functional currency other than Euros. The financial statements of entities whose functional currency is not the Euro have been translated to Euro at published OANDA.com rates:

●	At the weighted average exchange rate during the period for profits and losses
●	At the year-end exchange rate for balance sheet items excluding shareholders’ equity
●	Equity accounts are translated at historical rates, except for the change in retained earnings during the year which is the result of the income statement translation process

OANDA provides foreign exchange rates using an algorithm to calculate the daily exchange rate for that day and provides the rates through an interface to the Company’s accounting system. The rate is based on the average ask rate. Because the algorithm uses rates from the entire day, the daily rate uses the rate from the previous day.

The following exchange rates were used to translate the financial statements:

Entity	Currency	Year End Exchange Rate at 31 December 2016	Year End Exchange Rate at 31 December 2015	Weighted Average Rate during the 12-Months Ending 31 December 2016	Weighted Average Rate during the 12-Months Ending 31 December 2015
BI-SAM Technologies SA	EURO	1.0000	1.0000	1.0000	1.0000
BI-SAM Ltd.	GBP	1.1677	1.3570	1.2254	1.3775
BI-SAM Inc.	USD	0.9492	0.9153	0.9039	0.9011
BI-SAM (Asia) Ltd.	HKD	0.1224	0.1181	0.1165	0.1163
BI-SAM (Switzerland) GmbH	CHF	0.9341	0.9237	0.9177	0.9375
BI-SAM (Singapore) Pte Limited	SGD	0.6564	0.6474	0.6548	0.6561
BI-SAM (Australia) Pty Limited	AUD	0.6859	0.6671	0.6722	0.6781
Bravo Consulting	BGN	0.5133	N/A	0.5140	N/A
FinAnalytica Inc.	USD	0.9492	N/A	0.9039	N/A

The resulting cumulative translation adjustment associated with the net assets of foreign subsidiaries are recorded in accumulated other comprehensive income in the accompanying consolidated statements of shareholders’ equity.

Transactions in foreign currencies are recorded at the rate prevailing at the date of the transaction. For license, maintenance and services recognized evenly over the contractual period, monthly revenue is translated at the average exchange rate. Monetary assets and liabilities, as well as deferred revenue, denominated in foreign currencies are retranslated at the rate of exchange prevailing at the balance sheet date. All differences are recorded in the income statement.

f.	Leased assets

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date. Operating lease costs are charged to the income statement on a straight-line basis over the term of the lease. There are no material capital leases.

3)	Business Combinations

The Company records acquisitions using the purchase method of accounting. All the assets acquired, liabilities assumed, contractual contingencies and contingent consideration are recognized at their fair value on the acquisition date. The application of the purchase method of accounting for business combinations requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed to properly allocate purchase price consideration between assets that are depreciated and amortized from goodwill. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Contingent consideration issued in a business combination that is classified at acquisition as a liability is remeasured to fair value at each reporting date until the contingency is resolved. Changes in fair value of contingent consideration are accounted for in earnings. If an obligation to pay contingent consideration is classified as equity, it is not remeasured and settlement is accounted for within equity.

Acquisition-related expenses and restructuring costs are recognized separately from the business combination and are expensed as incurred.

BISAM acquired 100 percent of FinAnalytica, Inc. on 26 February, 2016 for $8,550 (€7,824).

FinAnalytica, Inc. is a U.S. company with a wholly-owned subsidiary Bravo Consulting located in Bulgaria. The acquisition added an analytical product to measure risk and is complimentary to BISAM’s B-One product. An outstanding loan to a FinAnalytica shareholder for $450 (€412) was repaid on the date of closing. In conjunction with the acquisition, the Group issued 19,816 common shares with proceeds of €8,397.

This acquisition also includes an earn-out provision whereas the Company will pay additional consideration for new customer contracts within one year following the acquisition and above a specified threshold. The earn-out will be paid in August 2017 if the new contract has not been cancelled prior to the payment date. At the acquisition date, it was not possible to estimate reliably the revenue of the new customer contracts, as such no earn-out consideration was included in the total purchase price.

Recognized amounts of identifiable assets and assumed liabilities can be summarized as follows:

(in € Thousands)	EUR
Cognity software	€5,276
Customer relationships acquired	887
Fixed assets	316
Deferred Commissions	51
Deferred revenue	(133)
Working capital, net	(387)
Loans	(681)
Deferred tax liability, net	(1,356)
Goodwill	3,851
Aggregate cash consideration	€7,824

Working capital, net, included cash and cash equivalents of €1,510. The aggregate change in cash, net of cash included in working capital was €6,314.

The fair-value of the Cognity software was determined using the replacement cost method. The estimated time necessary to complete such software has been valued using a monthly salary rate which is consistent with the wages observed at FinAnalytica. The acquired software has an average useful life of 3 years. Net book value as at 31 December 2016 amounts to €3,950.

The fair-value of the Customer relationship asset was determined using the excess earnings method, based on current customer contracts. The acquired customer relationship asset has an average useful life of 3 years. Net book value as at 31 December 2016 amounts to €664.

In addition to these identified intangible assets, deferred tax has been recorded. As at 31 December 2016, net deferred tax liability amounts to €996.

Following the acquisition, FinAnalytica was able to sign new customer contracts. Therefore, the Company accrued $379 (€360) as of 31 December 2016 related to the earn out. BISAM also incurred €526 of acquisition related costs. The earn-out and acquisition related costs are included in operating expenses.

4)	Revenue Recognition

Revenue is measured at the fair value of the consideration received or receivable, considering contractually defined terms of payment and excluding taxes or duty. Revenue is recognized when the following criteria are met:

●	Persuasive evidence of an arrangement exists
●	Delivery has occurred or services have been rendered
●	Price is fixed or determinable
●	Collectability is reasonably assured

The Group acts as a principal in all of its revenue arrangements. Client contracts are multiple-element contracts which include a software term license and maintenance contracts of one to ten years, implementation services and may include specific development:

●	License and maintenance are priced and invoiced as a bundle
●	Implementation services are priced separately, on a time and materials (“T&M”) or fixed price basis. Implementation services start as the license is delivered to the clients.
●	Some contracts include specific development services for customers’ requested enhancements or functional gap:
■	Pricing for specific development is generally on a fixed-price basis;
■	In some contracts, the successful delivery of the specific development is a component of the license and maintenance agreement.

After signature of the initial agreement(s), customers may ask for additional services (development services, consulting services, upgrade of initial support services, etc.).

Each component of a contract is accounted for separately if:

●	The component has stand-alone value to the customer; and
●	The fair value of the component can be measured reliably.

a.	Revenue is recognized as follows:

License and maintenance revenue: Revenue from fixed-term license and maintenance is recognized evenly over the initial contractual period when the client has the right to use the software product and receive the maintenance support services as these components are not separable (not sold separately and have no reliable fair value). New modules, additional portfolios and other upsell revenue is recognized evenly from the amendment date to the end of the initial contractual period of the related license. For contracts under tacit renewal, revenue is recognized evenly over the renewal contractual period.

Development revenue:

●

Software development sold separately from the initial license agreement: Software development made at the request of a specific client is recognized using a “performance model” based on the achievement of development milestones as set out in the development agreement.

●

Software development sold as part of the initial license agreement: Software development services not separable from the initial license agreement is recognized evenly over the initial term of the license contract.

Professional services revenue: Professional services revenue related to license implementation is recognized over the initial contractual period from the time the services are rendered. This is because the implementation services cannot be separated from the license and have no stand-alone value. Post-implementation, professional services revenue is recognized as the services are rendered.

Any balance not relating to the accounting period is carried forward as deferred or accrued income on the balance sheet.

The company recognizes software license as well as associated implementation in accordance with the software revenue recognition guidance (SOP 97-2). If the arrangement includes services, then to separate the elements there must be VSOE of fair value for the services. As evidence of VSOE does not exist for one or all services, then the entire arrangement is recognized ratably over the period during which the services are expected to be performed, beginning with delivery of the software.

The current accounting treatment, in line with US GAAP and SOP97-2, may evolve with the forthcoming ASC 606 applicable as from 1st January 2018. The Company will analyze the standards effects in 2017 by comparing its historical accounting policies and practices to the requirements of the new standard and identifying potential differences from applying the requirements of the new standard to its contracts.

b.	Deferred revenue

Deferred revenue relates to invoiced license, development and commissions revenue deferred over the initial contractual period or recorded under the percentage of completion method (development).

Deferred revenue at 31 December is as follows:

BISAM Group deferred revenue
				Balance at			Balance at
in € thousands	1 January 2015	Increase	Decrease	31 December 2015	Increase	Decrease	31 December 2016

Deferred licenses	1,671	16,922	(15,097)	3,496	33,974	(21,108)	16,361
Deferred development	1,032	816	(301)	1,547	79	(237)	1,388
Deferred consulting	10,334	6,492	(6,199)	10,627	7,304	(5,158)	12,774

Total	13,037	24,229	(21,597)	15,669	41,357	(26,503)	30,523

Deferred revenue as current and non-current liabilities can be summarized as follows:

in € thousands	2016	2015
Current liabilities	20,982	4,521
Non-current liabilities	9,541	11,148
Total	30,523	5,669

5)	Compensation and benefits

The average number of full-time equivalent employees, including executive directors, employed by the Group during the year was as follows for the years ending 31 December:

	2016			2015
Activity	Internal	Sub-Contractors	Total	Internal	Sub- Contractors*	Total
Research and Development	53	9	62	32	9	41
Commercial, marketing and support	15	1	16	13	1	14
Professional services and production	51	9	60	27	3	30
Management and administration	21	2	23	19	0	19
Total	140	21	161	91	13	104

* included employees of Nouvelle Financière BI-SAM SARL, the administrative holding company of BI-SAM Technologies SA. This agreement was terminated March 1, 2015.

6)	Income taxes

The geographical breakdown of loss before provision for income taxes is as follows:

(in € thousands)	2016	2015
France	229	(3,678)
United States	(2,842)	(74)
United Kingdom	481	1,205
Other	397	(21)
Loss before provision for income taxes	(1,735)	(2,568)

The components of provision for income taxes were as follows:

(in € thousands)	2016	2015
France	118	8
United States	18	241
United Kingdom	91	86
Other	30	-
Total current income taxes	257	334

Deferred income taxes
United States	(411)	-
	(411)	-
Total income taxes	(153)	334

Significant components of deferred income tax balances consist of the following:

(in € thousands)	2016	2015
Deferred tax assets:
Net operating loss carryforwards
France	2,207	1,873
United States	3,475	-
Deferred taxes on other temporary differences
Deferred revenue	1,276	2,106
R&D expenses	373	110
Prepaid commission	(70)	(67)
Purchased intangible assets	(1,743)	-
Rent	5	16
Statutory retirement indemnities	57	42

Valuation allowance	(6,576)	(4,081)
Deferred tax asset	-	-
Deferred tax liability	(996)	-

The reconciliation of the statutory federal income tax and our effective income tax is as follows:

(in € thousands)	2016	2015
Loss before income tax	(1,735)	(2,568)
Standard rate in France	33.33%	33.33%
Tax benefit at standard rate	578	856
Difference in tax rates between countries	188	28
Deferred tax assets not recognized on temporary differences and tax loss carry-forwards arising in the period	(435)	(1,049)
Taxes not based on taxable income	(16)	(43)
Permanent differences and other items	(162)	(126)

Actual tax (expense) benefit	(153)	334

Effective tax rate	8.83%	-13.02%

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the effect of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. Management is also assessing the net operating losses that may have limitations to offset earnings in future periods due to changes in ownership.

Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences.

7)	Cash and cash equivalents

Cash and short-term deposits in the statement of financial position comprise cash at banks and on hand and short-term deposits with a maturity of three months or less and are reported at fair value

in € thousands	2016	2015
Petty cash	1	-
Bank deposits	7,143	2,078
Cash and cash equivalents	7,145	2,078

There are no restricted cash balance.

8)	Trade receivables less allowance for doubtful accounts

Trade receivables are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the statement of cash flows. The ageing of the Group’s trade debtors at 31 December 2016 is analyzed as follows:

in € thousands	2016	2015
Current (not yet due)	8,374	528
Due up to 60 days	1,952	401
Due from 61 to 120 days	-	91
Due over 120 days	-	50
Less: provision for doubtful accounts	-	-
Total	10,326	1,070

Allowances for doubtful accounts are reviewed monthly and recorded on a case by case basis to the extent that the expected recoverable amount is less than the carrying value. In establishing the required allowance management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute and the current receivables ageing and current payment terms. The provision as of 31 December is as follows:

in € thousands	2016	2015
Balance at 1 January	-	(222)
Increases	-	-
Uses	-	-
Releases	-	222
Balance at 31 December	-	-

9)	Prepaid Commissions

Prepaid commissions relate to commissions which are due and payable upon contractual closing but are deferred over the initial contractual period along with the related license revenue. The balance of deferred expenses at 31 December 2016 and 2015 was €2,008 and €1,249, respectively.

10)	Property, equipment and leasehold improvements

Property, equipment and leasehold improvements are stated at cost, net of accumulated depreciation, amortization and/or accumulated impairment losses, if any.

Depreciation and amortization are computed primarily on a straight-line basis over their expected useful lives as follows:

●	Leasehold improvements – over the lesser of the initial lease term or the estimated useful life of the asset
●	Furniture, fixtures and fittings – between 5 and 10 years
●	Office and computer equipment – 3 years

At 31 December 2016 and 2015, the Group had no material committed but not yet incurred capital expenditure.

in € thousands	2016	2015
Leasehold Improvements	779	724
Furniture and Equipment	1,367	691
Subtotal	2,146	1,415
Less accumulated depreciation and amortization	(1,492)	(785)
	654	630

11)	Goodwill and other intangible assets

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.

As mentioned in Note 3, the company acquired goodwill as a result of the business combination of FinAnalytica of $4,208. Goodwill was recorded in US Dollars on a US subsidiary of the Company. As such the value was translated as of 31 December 2016 to €3,992.

If it is more likely than not that the asset is impaired, the Company records the amount that the carrying value exceeds the fair value as an impairment expense. The Company performed its annual impairment review at December 31, 2016 and 2015 and determined that it is not more likely than not that the fair values were less than the carrying values.

The Company’s identified intangible assets consist of acquired software, as well as software developed for internal use, trademarks and patents from acquisitions. The identifiable intangible assets are amortized on a straight-line basis over the life of the asset. The remaining useful lives of intangible assets subject to amortization are evaluated annually to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the remaining useful life is changed, the remaining carrying amount of the intangible asset is amortized prospectively over that revised remaining useful life. These intangible assets have no assigned residual values. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition, or other appropriate valuation method. Measurement of an impairment loss is based on recoverability of the asset. Recognition of an impairment loss is based on the extent the carrying value exceeds the fair value. No impairment of intangible assets has been identified during any of the years presented.

Intangible assets are amortized on a straight-line basis over their expected useful lives of 1 to 5 years. Software is amortized over a useful period of 3 years. Research and development costs are expensed as incurred. During the years ended 31 December 2016 and 2015, the Company incurred €4,788 and €3,879 of research and development costs for computer software to be sold and marketed.

During 2016, the Company acquired intangible assets of €5,276 for software technology and €887 for customer relationships, as a result of the business combination of FinAnalytica.

At 31 December 2016:

in € thousands	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Software technology	6,958	2,924	4,034
Customer relationships acquired	920	256	664
Trademarks	423	407	16
Total	8,301	3,587	4,714

At 31 December 2015:

in € thousands	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Software technology	525	392	134
Trademarks	-	-	-
Total	525	392	134

Amortization expense recorded for intangible assets during the year ended 31 December 2016 and 2015 was €1,893 and €38, respectively.

12)	Other assets

The Group’s other assets at the year-end are analyzed as follows:

in € thousands	2016	2015
Rental deposits	161	164
Loan security	14	35
Other deposits	-	-
Total	175	199

No impairment charge has been recorded as BI-SAM remains in good standing with deposit counterparties and all amounts are expected to be recovered.

13)	Accounts payables and accrued expenses

The ageing of the Group’s trade debtors at 31 December is analyzed as follows:

in € thousands	2016	2015
Current (not yet due)	308	1,053
Due up to 60 days	313	102
Due from 61 to 120 days	40	42
Due over 120 days	-	10
Total	661	1,207

Accrued expenses (€956 and €491 as at 31 December 2016 and 2015, respectively) include estimated expenses incurred but an invoice has not been received. These expenses include professional fees, board of director fees and other operating expenses.

14)	Accrued compensation and benefits

Pensions

The Group provides contributions on behalf of certain employees to public and private defined contribution pension schemes in France, the US and the UK. Contributions payable in the year are charged to the income statement.

In addition, a statutory lump-sum retirement indemnity applies to most French employees as is further detailed below. These benefits are unfunded but do not vest until the retirement date. Cash outflow related to this indemnity is based on years of service and compensation level and occurs when an employee formally retires directly from Group employment. As no employee is currently close to retirement age, there will be no cash outflow in the medium term.

The Company records annual amounts relating to its pension and postretirement plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases, turnover rates and healthcare cost trend rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in accumulated other comprehensive income and amortized to net periodic cost over future periods using the corridor method. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

Accrued compensation and benefits include estimates relating to employee compensation, benefits and tax liabilities. At the end of each fiscal year, the Company conducts a final review of both Company and individual performance within each department to determine the amount of discretionary employee compensation.

Management takes these and other factors, including historical performance, into account in reviewing accrued compensation estimates monthly and adjusting accrual rates as appropriate. The amount of the variable employee compensation recorded within accrued compensation as of 31 December 2016 was €2,011 (2015: €1,504).

Contingent liabilities are recognized when probable and reasonably estimable.

The amount of such provisions is based on various factors, such as the facts underlying the risk and previous experience with similar matters. Management judgement is required to determine the amount of provision recognized, based upon the likely level and timing of potential future cash flows.

Liabilities for pensions and employee claims are included in non-current liabilities at 31 December are as follows:

in € thousands	2016	2015

French lump-sum retirement indemnities	172	126
Employee claims	-	67
Total contingent liabilities	172	194

in € thousands	Retirement Indemnities	Employee Claims

Balance at 1 January 2015	108	170
Increases	18	-
Uses	-	(103)
Releases	-	-
Balance at 31 December 2015	126	67
Increases	45	-
Uses	-	(67)
Releases	-	-
Balance at 31 December 2016	172

The Group operates defined contribution pension schemes for directors and certain employees in the United States and United Kingdom. A statutory lump-sum retirement indemnity applies to most French employees. The liability is non-vesting and includes employees of Nouvelle Financière BI-SAM SARL as the Group is ultimately responsibility for those costs under contractual arrangements. This unfunded liability is estimated to be €172 in 2016, (2015: €126) based on the following actuarial assumptions:

	2016		2015
Retirement age (in years):	65		65
Employee turnover:	High		High
Employee compensation increase:	2	% p.a	2	% p.a
Discount Rate	1.31%		2.0%

The Group is involved in a number of potential legal claims in the ordinary course of business, none of which is expected to have a material impact on the Group’s financial results.

15)	Financial liabilities

Financial liabilities are mainly composed of trade payables and financial debts. They are initially recognized at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these liabilities are measured at amortized cost using the effective interest method.

The type and maturity of the Group’s financial liabilities as at 31 December was as follows:

		Nominal	Face		in € thousands
	Currency	Interest	Value	Maturity	2016	2015

OSEO 2010 - 3.51%	EUR	3.51%	€400	30/09/16		60

OSEO 2010 - 0.00%	EUR	0.00%	€650	30/09/17	217	379

OSEO 2012 - 2.98%	EUR	2.98%	€150	31/08/18	53	83

OSEO 2012 - 4.63%	EUR	4.63%	€150	31/08/18	53	83

UBB Loan*	EUR	3M EURIBOR + 6.096% (min 6.096%)	€286	14/12/18	191	-
Total					513	604

Short-term financial debt					372	337

Long-term financial debt					141	267
Total financial debt					513	604

*UBB Loan is held by Bravo Consulting, acquired 26 February 2016.

 BPI France (ex. OSEO) is a quasi-public French entity providing financing to innovative French companies. The loan terms are similar to basic bank loans but with advantageous interest rates and principal repayment schedules.

16)	Shareholders’ equity

The Company has one class of Common Shares in issue and there are no restrictions regarding voting or other distribution or repayment rights. The Company also has one class of Preferred Shares with no voting rights, except at special meetings of the holders of Preferred Shares. Upon certain capital events, Preferred Shares will be converted to Common Shares to provide a profits interest to the Preferred Shareholder.

In conjunction with the acquisition of FinAnalytica, Inc. in 2016, the Company issued 19,816 Common Shares at a price of €423.78 per share and 675 Common Shares at a price of €400.46. The Company also issued 972 Preferred Shares to an employee.

	2016	2015

Common shares	171,784	151,293
Preferred Shares	23,891	22,919
Total	195,675	174,212
Price per share	1	1
Authorized, issued and outstanding share capital in K€	196	174

Share based payments

The Company has issued a number of share options to Group employees. The equity-settled share-based payment awards are valued at fair value at the grant date and this cost is recognized over the option vesting period. As there is no readily available market price for the options, the Board used the Black-Scholes option-pricing model to estimate the fair value of the options. There are a number of assumptions that affect the value and the Board has carefully considered these assumptions in order to derive an appropriate charge for the cost of options.

Under the approved and unapproved option schemes the Remuneration Committee can grant options to employees of the Group. Options are granted with a fixed exercise price which is typically issued at a premium to the market price. Options become exercisable when vesting conditions are met including performance criteria.

BSPCE and Options are valued using the Black-Scholes option-pricing model and the fair market value after consideration of market based performance conditions has been estimated using the following key assumptions:

	2016	2015

Dividend rate	0%	0%
Volatility:	30%	30%
Risk-free interest rate:	0.5%	0.5%
Exercise assumption:	at vesting	at vesting

The Company uses company specific historical data to estimate the expected term of the option, such as employee option exercise and employee post-vesting departure behavior. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares.

At December 31, 2016, there were 2,760 additional shares available for the Company to grant under the 2015 plan.

A summary of the option activity is as follows:

	Number Outstanding	Weighted Average Exercise Price per Share	Weighted Average Remaining Life
Balance at 1 January 2015	10,105	€849.04	7.39
Granted	1,325	€401.46	9.75
Exercised	-	-	n/a
Forfeited	(650)	€499.15	6.51
Balance at 31 December 2015	10,780	€849.20	5.87
Granted	915	€401.46	8.75
Exercised	-	-	n/a
Forfeited	(610)	€401.46	8.75
Balance at 31 December 2016	11,085	€806.28	5.09

Terms of the options plans are as follows:

	Expiration Date	Exercise Price	Grant Date Fair Value
Bons de Souscription de Parts de Createur d'Entreprise (BSPCE)	2 July 2022	€772.50-1,081.50	€277.60
2012 Option Plan	2 July 2022	€309.00-618.00	€277.60
2015 Stock Options	30 September 2025	€401.46	€401.46

Dividends

No dividends were declared or paid in 2016 or in 2015. No dividend is expected to be declared in 2017.

17)	Operating lease commitments

The total of future minimum lease payments under non-cancellable operating leases primarily relate to offices in Paris, London, New York and Boston including office equipment:

in € thousands	2016	2015
Due within one year	581	813
Due between one year and five years	460	991
Due beyond five years	-	56
Total	1,041	1,860

18)	Fair value and risk management

Fair value

Fair Value Measures

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the use of various valuation methodologies, including market, income and cost approaches is permissible. The Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

Fair Value Hierarchy

The accounting guidance for fair value measurements establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value based on the reliability of inputs. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect their placement within the fair value hierarchy levels. The Company has categorized its cash and cash equivalents within the fair value hierarchy as follows:

Level 1: applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities. These Level 1 assets and liabilities include cash and cash equivalents of €7,145 as of 31 December 2016 (2015: €2,078).

Level 2: applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data. There were no Level 2 assets or liabilities held as of 31 December 2016 or 2015.

Level 3: applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities. There were no Level 3 assets or liabilities held as of 31 December 2016 or 2015.

(a)     Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table shows the carrying amounts and fair values of financial assets and financial liabilities:

	Loans and	Other Financial
in € thousands	Receivables	Liabilities	Total
Financial assets measured at fair value
Trade receivables	10,326	-	10,326
Cash and cash equivalents	7,145	-	7,145
Financial assets not measured at fair value	17,470	-	17,470

Financial liabilities measured at fair value
Trade payables	-	(661)	(661)
Long-term financial debt	-	(372)	(372)
Short-term financial debt	-	(141)	(141)
Financial liabilities not measured at fair value	-	(1,174)	(1,174)

Currency risk

The Group’s principal exposure to exchange rate fluctuations arises from normal business operations. These exposures include the translation of local currency balances of foreign subsidiaries into the Euro. Changes in foreign currency exchange rates affect translations of revenues denominated in currencies other than the Euro for accounting purposes. The Group has significant transaction risk as most of the transactions are invoiced to clients in their local currency being primarily USD for North American clients and GBP for Northern European clients. However, revenues and expenses are generally denominated in local currency, which reduces economic exposure to foreign exchange risk in those jurisdictions. As the Group continues to grow and generates greater net profits overseas this exchange rate exposure will increase. Following the increase in the percentage of the Group’s operations that are overseas, the exposure to USD and GBP has increased.

The main balance sheet translation exposure is to the revaluation of trade receivables and payables.

Counterparty credit risk

This is the risk that a counterparty will be unable to pay amounts in full when due. Credit risks are associated with deposits with banks and receivables from customers. The Group has diversified bank deposit counterparties such that this is not considered a material risk. There is no large concentration of credit risk with customers as the largest customer group currently represents less than 5% of Group revenues. The carrying amount of financial assets represents the maximum credit exposure.

Liquidity risk

This is the risk that the Group will have insufficient funds to meet its cash obligations when due. The Group manages this risk by close monitoring of projected cash collection from customers and cash obligations to suppliers and salary payments to staff, as well as all other cash commitments. The Group has cash reserves to reduce the risk that an unforeseen change in the Group’s liquidity position will result in a breach of statutory or other payment obligations.

The following are the contractual maturities of financial liabilities at the reporting date. The amounts are gross and undiscounted.

	Carrying		1 - 12	1 - 2	2 - 5	More than
in € thousands	Amount	Total	Months	Years	Years	5 Years

Long-term financial debt	513	513	372	141	-	-

Provisions	172	172	-	-	-	172

Employee-related liabilities	3,127	3,127	3,127	-	-	-

Trade payables	582	582	582	-	-	-

Tax liabilities	834	834	834	-	-	-

Other liabilities	1,048	1,048	1,048	-	-	-

Operating lease commitments	-	1,044	584	157	303	-

Total	6,274	7,318	6,545	298	303	172

19)	Directors

There were eight Directors in 2016 that together were attributed €371 of fees in 2016 (2015: €324). Director’s travel-related expenses were €89 in 2016 (2015: €129).

Name	Tenure (Months)	2016 Affiliation	Tenure (Months)	2015 Affiliation
Donal Smith	12	Independent	12	Independent
William Haney	12	BI-SAM	12	BI-SAM
Alexandre Harkous	12	BI-SAM	12	BI-SAM
Geoffrey Kalish	12	Aquiline	12	Aquiline
Philippe Collas	12	Independent	12	Independent
Michel Haski	12	Independent	12	Independent
Vincenzo La Ruffa	12	Aquiline	12	Aquiline
Igno van Waesberghe	12	Aquiline	5	Aquiline

20)	Related party transactions

Certain administrative and marketing personnel were sub-contracted from Nouvelle Financière BI-SAM SARL (NFB). This agreement was terminated 1 March, 2015. NFB is wholly owned and controlled by Mr. Alexandre Harkous, Member of the Audit Committee, and his family. Amounts paid to NFB, including a 5% mark-up and VAT, were €521 in 2015. There were no other related party transactions.

On 23 February 2016, the Company received a loan from Aquiline Investments S.A.R.L., the Company’s majority shareholder, for $9,500 (€8,363) to finance the acquisition of FinAnalytica, Inc. The interest rate for the loan was ten percent (10%) per annum. In addition, an exchange rate fee was due and equal to the difference between the exchange rate of US Dollars to Euros on 11 February 2016 and the average rate during the period the loan was outstanding. The loan was repaid with proceeds from the sale of common shares on 23 March 2016. Interest was €63.

21)	Subsequent events

On 17 March, 2017, FactSet acquired the Company for $205.2 million (€190 million). In conjunction with the acquisition all financial liabilities were repaid. In addition, all exercisable options were exercised.